Exhibit 10.1

NewStar Financial, Inc.	1
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RESTRICTED CASH INCENTIVE PLAN AGREEMENT WITH EMPLOYEE

THIS AGREEMENT, dated as of February 14, 2014 between NewStar Financial, Inc. a Delaware corporation (the “Company”), and [EMPLOYEE] (the “Employee”).

W I T N E S S E T H

In consideration of the mutual promises and covenants made herein and the mutual benefits to be derived herefrom, the parties hereto agree as follows:

1.	Grant, Vesting and Forfeiture of Cash Units.

(a) Grant. Subject to the provisions of this Agreement and to the provisions of the NewStar Financial, Inc. 2006 Incentive Plan, as amended and restated to date and as it may be amended hereafter, (the “Plan”), the Company hereby grants to the Employee, as of February 14, 2014 (the “Grant Date”), [—] Restricted Cash Units (the “Restricted Cash Units”), each with respect to one unit equaling one dollar of grant date value. All capitalized terms used herein, to the extent not defined, shall have the meaning set forth in the Plan.

(b) Vesting during the Restriction Period. Subject to the terms and conditions of this Agreement, the Restricted Cash Units shall vest and no longer be subject to any restriction on the anniversaries of the Grant Date set forth below (the period during which restrictions apply, the “Restriction Period” and each of the anniversaries of the Grant Date a “Settlement Date”):

Vesting Dates (Anniversaries of Grant Date)	Percentage of Total Grant Vesting

First Anniversary	33.3%
Second Anniversary	33.3%
Third Anniversary	33.3%

(c) Termination of Employment. The treatment of Restricted Cash Units upon a Termination Event (as defined in the Employment Agreement ) shall be in accordance with the terms of the Restated Employment Agreement dated as of October 9, 2013 between the Employee and the Company (the “Employment Agreement”).

2.	Settlement of Units.

Subject to Section 5 (pertaining to the withholding of taxes), as soon as practicable after the applicable Settlement Date, and in no event later than 30 days after such date, the Company shall deliver to the Employee or his or her personal representative, an amount in cash equal to the value of the vested Restricted Cash Units (plus any applicable earnings based on a deemed investment) on the applicable Settlement Date. For avoidance of doubt, notwithstanding the lapse of a Restriction Period, the Settlement Dates shall be fixed in accordance with Section 409A of the Code.

3.	Nontransferability of the Restricted Cash Units.

During the Restriction Period and until such time as the Restricted Cash Units are ultimately settled as provided in Section 2 above, the Restricted Cash Units shall not be transferable by the Employee by means of sale, assignment, exchange, encumbrance, pledge, hedge or otherwise. Any purported or attempted transfer of such rights shall be null and void.

4.	Payment of Transfer Taxes, Fees and Other Expenses.

The Company may deduct any and all original issue taxes and Cash transfer taxes that may be imposed on the settlement of the Restricted Cash Units, together with any and all other fees and expenses necessarily incurred by the Company in connection therewith.

NewStar Financial, Inc.	2
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5.	Taxes and Withholding.

No later than the date as of which an amount first becomes includible in the gross income of the Employee for federal, state, local, foreign income, employment or other tax purposes with respect to any Restricted Cash Units, the Employee shall pay to the Company, or make arrangements satisfactory to the Company regarding the payment of, all federal, state, local and foreign taxes that are required by applicable laws and regulations to be withheld with respect to such amount. The obligations of the Company under this Agreement shall be conditioned on compliance by the Employee with this Section 5, and the Company shall, to the extent permitted by law, have the right to deduct any such taxes from any payment otherwise due to the Employee, including deducting such amount from the delivery of cash upon settlement of the Restricted Cash Units that gives rise to the withholding requirement.

6.	Notices.

All notices and other communications under this Agreement shall be deemed to have been sufficiently given or served for all purposes when telecopied, delivered by hand, or received by overnight courier, or registered or certified mail, return receipt requested, postage prepaid addressed to the party to receive such notice as follows:

If to the Employee:

At the most recent address

on file at the Company.

If to the Company:

NewStar Financial, Inc.

500 Boylston Street, Suite 1250

Boston, MA 02116

Facsimile: (617) 830-0010

Attn: Jennifer H. Muldoon

or to such other address or facsimile number as any party shall have furnished to the other in writing in accordance with this Section 6.

7.	Effect of Agreement.

This Agreement is personal to the Employee and, without the prior written consent of the Company, shall not be assignable by the Employee otherwise than by will or the laws of descent and distribution. This Agreement shall inure to the benefit of and be enforceable by the Employee’s legal representatives. This Agreement shall inure to the benefit of and be binding upon the Company and its successors and assigns.

8.	Laws Applicable to Construction; Consent to Jurisdiction.

The interpretation, performance and enforcement of this Agreement shall be governed by the laws of the State of Delaware without reference to principles of conflict of laws, as applied to contracts executed in and performed wholly within the State of Delaware. In addition to the terms and conditions set forth in this Agreement, the Restricted Cash Units are subject to the terms and conditions of the Plan, which is hereby incorporated by reference.

9.	Severability.

The invalidity or enforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement.

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10.	Conflicts and Interpretation.

In the event of any conflict between this Agreement and the Plan, the Plan shall control. In the event of any ambiguity in this Agreement, or any matters as to which this Agreement is silent, the Plan shall govern including, without limitation, the provisions thereof pursuant to which the Committee has the power, among others, to (a) interpret the Plan, (b) prescribe, amend and rescind rules and regulations relating to the Plan, and (c) make all other determinations deemed necessary or advisable for the administration of the Plan. The Employee hereby acknowledges that a copy of the Plan has been made available to him and agrees to be bound by all the terms and provisions thereof. The Employee and the Company each acknowledges that this Agreement (together with the Plan) and the Employment Agreement constitute the entire agreement and supersedes all other agreements and understandings, both written and oral, among the parties or either of them, with respect to the subject matter hereof.

11.	Amendment.

The Company may modify, amend or waive the terms of this award of Restricted Cash Units, prospectively or retroactively, but no such modification, amendment or waiver shall materially impair the rights of the Employee without his or her consent, except as required by applicable law, tax rules or accounting rules. The waiver by either party of compliance with any provision of this Agreement shall not operate or be construed as a waiver of any other provision of this Agreement, or of any subsequent breach by such party of a provision of this Agreement.

12.	Section 409A.

It is the intention of the Company that the Restricted Cash Units shall either (a) not constitute “nonqualified deferred compensation” as defined under Section 409A of the Code or (b) comply in all respects with the requirements of Section 409A of the Code and the regulations promulgated thereunder, such that no delivery of cash pursuant to this Agreement will result in the imposition of taxation or penalties as a consequence of the application of Section 409A of the Code. Cash in respect of any Restricted Cash Units that (i) constitute “nonqualified deferred compensation” as defined under Section 409A of the Code and (ii) vest as a consequence of the Employee’s termination of employment shall not be delivered until the date that the Employee incurs a “separation from service” within the meaning of Section 409A of the Code (or, if the Employee is a “specified employee” within the meaning of Section 409A of the Code and the regulations promulgated thereunder, the date that is six months following the date of such “separation from service”). If the Company determines after the Grant Date that an amendment to this Agreement is necessary to ensure the foregoing, it may, notwithstanding Section 12, make such an amendment, effective as of the Grant Date or any later date, without the consent of the Employee.

13.	Headings.

The headings of Sections herein are included solely for convenience of reference and shall not affect the meaning or interpretation of any of the provisions of this Agreement.

14.	Counterparts.

This Agreement may be executed in counterparts, which together shall constitute one and the same original.

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NewStar Financial, Inc.	4
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IN WITNESS WHEREOF, as of the date first above written, the Company has caused this Agreement to be executed on its behalf by a duly authorized officer and the Employee has hereunto set the Employee’s hand.

DATE	EMPLOYEE
Name:

NEWSTAR FINANCIAL, INC.

By:
Name:
Tile: